Exhibit 99.1
Triple-S Management Corporation
1441 F.D. Roosevelt Ave.
San Juan, PR 00920
www.triplesmanagement.com
FOR FURTHER INFORMATION:

AT THE COMPANY:	INVESTOR RELATIONS:
Juan-José Román Finance Vice President & CFO (787) 749-4949	Kathy Waller AllWaysCommunicate, LLC (312) 543-6708
Triple-S Management Corporation Reports Second Quarter 2010 Results
SAN JUAN, Puerto Rico, August 4, 2010 — Triple-S Management Corporation (NYSE:GTS), the largest managed care company in Puerto Rico, today announced consolidated revenues of $522.7 million and operating income of $26.1 million for the three months ended June 30, 2010. Net income of $15.1 million, or $0.51 per diluted share, includes an after tax net loss of $4.5 million, or $0.16 per share, related to net realized and unrealized losses on investments and derivatives.
June-Quarter Consolidated Highlights
•	Total consolidated operating revenues were up 8.2% year-over-year to $527.6 million;

•	Operating income was $26.1 million;

•	Excluding net realized and unrealized gains and losses on investments and a derivatives loss which are included within other income (expenses), net income was $19.6 million, or $0.67 per diluted share;

•	Consolidated loss ratio was 84.5% and the medical loss ratio (MLR) was 88.5%;

•	Consolidated operating expense ratio increased 40 basis points to 14.9%;

•	Commercial member months enrollment, including ASO, rose 23.3%.
“Overall, we are pleased with our second-quarter results,” said Ramón M. Ruiz-Comas, President and Chief Executive Officer. “Our Medicare business reflects a better-than-anticipated performance, primarily resulting from our decision to move to a new risk-sharing arrangement with our providers in the non-dual product and other strategic initiatives that were instituted for this year. Although there was an increase in the Commercial business MLR during the quarter, it improved by 60 basis points in the first six months of the year, reflecting solid membership growth, lower utilization and a favorable pricing environment. The Puerto Rico Healthcare Reform (“Medicaid”) business continues to be impacted by the absence of any rate increases. Despite a series of delays in the bidding process, we should have more clarity on the outcome this month.”
Ruiz-Comas added, “The migration of members onto our new IT system is ongoing and we are on track to have the full implementation completed by the summer of 2011. We remain excited about our business prospects, have continued confidence in our strategic direction, and are proactively evaluating opportunities to expand our Managed Care footprint within Puerto Rico and the Caribbean.”
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Selected Quarterly Details
•	Adjusted Net Income Rose to $19.6 million, or $0.67 Per Diluted Share. Weighted average shares outstanding were 29.3 million. This compares with adjusted net income of $15.0 million, or $0.51 per diluted share, in the corresponding quarter of 2009, based on weighted average shares outstanding of 29.4 million. Net income for the three months ended June 30, 2010, was $15.1 million, or $0.51 per diluted share, which included $0.16 per diluted share in after tax net realized and unrealized losses on investments and derivatives.

•	Consolidated Premiums Increased 8.6%. Consolidated premiums were $502.8 million, up 8.6% from a year ago, principally due to increased volume and higher rates in the Managed Care business. Reported Managed Care net premiums increased to $452.5 million driven by a 26.4% year-over-year rise in Commercial premiums. The increase resulted primarily from growth in Commercial membership, reflecting new groups acquired during the period and the acquisition of La Cruz Azul (LCA), as well as higher premium rates across all businesses.

•	Consolidated Administrative Service Fees Rose 8.0%. Consolidated administrative service fees increased $0.9 million, to $12.2 million, reflecting the LCA acquisition.

•	Managed Care Membership Increased 12.9%. Total Commercial membership was 751,986, up 22.2% from the prior year, primarily reflecting the addition of LCA’s members and organic growth. Medicaid membership rose 2.5% to 544,887 and Medicare membership declined 8.2% to 65,008.

•	Consolidated Claims Incurred Rose 7.5%. Consolidated claims incurred were $424.8 million, up 7.5% from a year ago, principally due to higher claims in the Managed Care segment resulting from increased enrollment. The consolidated loss ratio decreased by 90 basis points to 84.5%, reflecting the lower MLR in our Managed Care segment.

•	Managed Care MLR Improved 80 Basis Points Year Over Year, to 88.5%. The year-over-year improvement was driven by a decrease in the Medicare MLR, offset in part, by increases in the Commercial and Reform MLRs.

•	Consolidated Operating Expense Ratio Rose 40 Basis Points, to 14.9%. Consolidated operating expenses increased by $8.1 million, or 11.8%, from the prior year primarily attributable to higher business volume as well as increased IT costs related to our new managed care electronic data processing system.

•	Consolidated Operating Income Was Up 9.2%. The increase reflected both the 8.2% rise in consolidated operating revenues and the 90 basis points reduction in the consolidated loss ratio.

•	Consolidated Operating Margins Were 4.9%. Despite improvements of 20 and 230 basis points in the Managed Care and Life Insurance businesses, respectively, consolidated operating margins remained at 4.9%. The aforementioned improvements were offset by a year-over-year decline of 330 basis points in the Property and Casualty segment.

•	Parent Company Information. As of June 30, 2010, Triple-S Management had $45.5 million in parent company cash, cash equivalents, and investments.
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	Pro Forma Net Income
	Three months ended		Six months ended
(Unaudited)	June 30,		June 30,
(dollar amounts in millions)	2010	2009	2010	2009
Pro forma net income:
Net income	$15.1	$18.7	$26.2	$22.6
Net realized investment (gains) losses, net of tax	(1.2)	1.4	—	2.8
Net unrealized trading investments losses (gains), net of tax	5.1	(4.8)	3.4	(2.7)
Derivative loss (gain), net of tax	0.6	(0.3)	0.8	0.4

Pro forma net income	$19.6	$15.0	$30.4	$23.1

Diluted pro forma net income per share	$0.67	$0.51	$1.04	$0.78

Six-Month Recap
For the six months ended June 30, 2010, consolidated operating revenues rose 9.0% to $1.05 billion, primarily reflecting growth in the Managed Care segment. Consolidated claims incurred for the six-month period were $850.7 million, up 7.9% year over year. The six-month consolidated loss ratio decreased 90 basis points to 85.3%, while the MLR fell 110 basis points to 89.3%. The MLR adjusted for reserve developments and premiums adjustments decreased 80 basis points to 88.9%. This decline was, mostly driven by lower utilization in the Medicare Advantage and Commercial businesses, offset by lower premium yields in the Medicaid business due to the lack of premium rate revisions in 2010. Consolidated operating expenses for the six months ended June 30, 2010, were $153.6 million and the operating expense ratio was 15.0%. Pro forma net income for the six-month period was $30.4 million, or $1.04 per diluted share, based on weighted average shares outstanding of 29.3 million, compared with $23.1 million, or $0.78 per diluted share, based on weighted average shares outstanding of 29.8 million at the same time last year.
Segment Performance
Triple-S Management operates in three segments: 1) Managed Care, 2) Life Insurance, and 3) Property and Casualty Insurance. Management evaluates performance based primarily on the operating revenues and operating income of each segment. Operating revenues include premiums earned, net administrative service fees and net investment income. Operating costs include claims incurred and operating expenses. The Company calculates operating income or loss as operating revenues minus operating expenses. Operating margin is defined as operating gain or loss divided by operating revenues.
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	Three months ended June 30,			Six months ended June 30,
(Unaudited)			Percentage			Percentage
(dollar amounts in millions)	2010	2009	Change	2010	2009	Change
Premiums earned, net:
Managed Care:
Commercial	$244.0	$193.0	26.4%	$477.9	$382.9	24.8%
Medicaid	90.9	83.4	9.0%	180.2	168.3	7.1%
Medicare	117.6	138.5	(15.1%)	238.2	267.1	(10.8%)

Total managed care	452.5	414.9	9.1%	896.3	818.3	9.5%

Life Insurance	26.1	25.2	3.6%	52.0	49.7	4.6%
Property and Casualty	25.2	24.0	5.0%	50.7	48.6	4.3%
Other	(1.0)	(1.0)	0.0%	(2.1)	(2.1)	0.0%

Total premiums earned	$502.8	$463.1	8.6%	$996.9	$914.5	9.0%

Operating revenues:
Managed Care	$470.5	$432.3	8.8%	$932.5	$850.3	9.7%
Life Insurance	30.3	29.6	2.4%	60.4	58.1	4.0%
Property and Casualty	28.1	27.0	4.1%	56.3	54.4	3.5%
Other	(1.3)	(1.1)	18.2%	(2.5)	(2.2)	13.6%

Total operating revenues	$527.6	$487.8	8.2%	$1,046.7	$960.6	9.0%

Operating income:
Managed Care	$18.5	$16.2	14.2%	$31.1	$22.0	41.4%
Life Insurance	4.7	3.9	20.5%	8.5	6.9	23.2%
Property and Casualty	2.0	2.8	(28.6%)	1.1	4.2	(73.8%)
Other	0.9	1.0	(10.0%)	1.7	1.9	(10.5%)

Total operating income	$26.1	$23.9	9.2%	$42.4	$35.0	21.1%

Operating margin:
Managed Care	3.9%	3.7%	20 bp	3.3%	2.6%	70 bp
Life Insurance	15.5%	13.2%	230 bp	14.1%	11.9%	220 bp
Property and Casualty	7.1%	10.4%	-330 bp	2.0%	7.7%	-570 bp
Consolidated	4.9%	4.9%	0 bp	4.1%	3.6%	50 bp

Depreciation and amortization expense	$4.0	$2.2	81.8%	$6.9	$4.2	64.3%
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	Three months ended		Six months ended
	June 30,		June 30,
Managed Care Additional Data	2010	2009	2010	2009
(dollar amounts in millions)
Member months enrollment
Commercial:
Fully-insured	1,535,176	1,275,849	3,042,290	2,536,750
Self-funded	732,849	563,125	1,499,132	1,142,217
Total Commercial	2,268,025	1,838,974	4,541,422	3,678,967

Medicaid:
Fully-insured	1,030,703	1,007,915	2,043,539	1,986,506
Self-funded	593,594	572,873	1,182,778	1,133,451
Total Medicaid	1,624,297	1,580,788	3,226,317	3,119,957

Medicare:
Medicare Advantage	167,640	186,945	341,295	385,561
Stand-alone PDP	28,256	29,314	56,381	58,971
Total Medicare	195,896	216,259	397,676	444,532

Total member months	4,088,218	3,636,021	8,165,415	7,243,456

Claim liabilities	$282.8	$270.7 *

Days claim payable	65.0	61.0 *

Premium PMPM:
Managed care	$163.84	$165.96	$163.45	$164.72
Commercial	$158.94	$151.27	$157.09	$150.94
Reform	$88.19	$82.75	$88.18	$84.72
Medicare	$600.32	$640.44	$598.98	$600.86

Consolidated loss ratio	84.5%	85.4%	85.3%	86.2%

Medical loss ratio	88.5%	89.3%	89.3%	90.4%
Commercial	92.1%	92.5%	91.4%	91.3%
Medicaid	89.7%	91.6%	94.8%	89.2%
Medicare Advantage	79.9%	83.2%	81.0%	89.6%
Medicare Part D	84.6%	95.7%	77.4%	97.9%

Consolidated operating expense ratio	14.9%	14.5%	15.0%	14.6%

Operating expense ratio	11.1%	10.6%	11.0%	10.5%

*	Information provided as of March 31, 2010.
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Managed Care	As of June 30,
Membership by Segment	2010	2009
Members:
Commercial:
Fully-insured	513,366	430,772
Self-funded	238,620	184,366
Total Commercial	751,986	615,138

Medicaid:
Fully-insured	345,317	337,254
Self-funded	199,570	194,154
Total Medicaid	544,887	531,408

Medicare:
Medicare Advantage	55,625	61,057
PDP	9,383	9,745
Total Medicare	65,008	70,802

Total members	1,361,881	1,217,348
2010 EPS Guidance
Triple-S Management reaffirmed its previous 2010 financial guidance, which is detailed below.

2010 Range
Medical enrollment fully-insured (member months)	10.4-10.8 million

Medical enrollment self-insured (member months)	5.3-5.5 million

Consolidated operating revenues (in billions)	$2.0-$2.1

Consolidated loss ratio	84.6%-85.6%

Medical loss ratio	88.5%-89.5%

Consolidated operating expense ratio	14.6%-15.0%

Consolidated operating income (in millions)	$87.0-$95.0

Consolidated effective tax rate	20.0%-22.0%

Earnings per share	$2.05-$2.15

Weighted average of diluted shares outstanding (in millions)	29.2
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Conference Call and Webcast
Management will host a conference call and webcast Wednesday, August 4 at 9:00 a.m. Eastern Time to discuss its financial results for the second quarter and six months ended June 30, 2010, as well as expectations for future earnings. To participate, callers within the U.S. and Canada should dial 1-800-762-8779, and international callers should dial 1-480-629-9771 about five minutes before the presentation.
To listen to the webcast, participants should visit the “Investor Relations” section of the Company’s Web site at www.triplesmanagement.com several minutes before the event is broadcast and follow the instructions provided to ensure they have the necessary audio application downloaded and installed. This program is provided at no charge to the user. An archived version of the call, also located on the “Investor Relations” section of Triple-S Management’s Web site, will be available about two hours after the call ends and for at least the following two weeks. This news release, along with other information relating to the call, will be available on the “Investor Relations” section of the Web site.
About Triple-S Management Corporation
Triple-S Management Corporation is an independent licensee of the Blue Cross Blue Shield Association. It is the largest managed care company in Puerto Rico, serving approximately 1.3 million members. Triple-S Management also has the exclusive right to use the Blue Cross Blue Shield name and mark throughout Puerto Rico and the U.S. Virgin Islands. With more than 50 years of experience in the industry, Triple-S Management offers a broad portfolio of managed care and related products in the commercial, Medicare, and Reform markets under the Blue Shield brand. In addition to its managed care business, Triple-S Management provides non-Blue Shield branded life and property and casualty insurance in Puerto Rico. The Company is the largest provider of life, accident, and health insurance and the fourth largest provider of property and casualty insurance in its market.
For more information about Triple-S Management, visit www.triplesmanagement.com or contact kwaller@allwayscommunicate.com.
Forward-Looking Statements
This document contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information about possible or assumed future sales, results of operations, developments, regulatory approvals or other circumstances. Sentences that include “believe”, “expect”, “plan”, “intend”, “estimate”, “anticipate”, “project”, “may”, “will”, “shall”, “should” and similar expressions, whether in the positive or negative, are intended to identify forward-looking statements.
All forward-looking statements in this news release reflect management’s current views about future events and are based on assumptions and subject to risks and uncertainties. Consequently, actual results may differ materially from those expressed here as a result of various factors, including all the risks discussed and identified in public filings with the U.S. Securities and Exchange Commission (SEC).
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In addition, the Company operates in a highly competitive, constantly changing environment, influenced by very large organizations that have resulted from business combinations, aggressive marketing and pricing practices of competitors, and regulatory oversight. The following factors, if markedly different from the Company’s planning assumptions (either individually or in combination), could cause Triple-S Management’s results to differ materially from those expressed in any forward-looking statements shared here:
•	Trends in health care costs and utilization rates

•	Ability to secure sufficient premium rate increases

•	Competitor pricing below market trends of increasing costs

•	Re-estimates of policy and contract liabilities

•	Changes in government laws and regulations of managed care, life insurance or property and casualty insurance

•	Significant acquisitions or divestitures by major competitors

•	Introduction and use of new prescription drugs and technologies

•	A downgrade in the Company’s financial strength ratings

•	Litigation or legislation targeted at managed care, life insurance or property and casualty insurance companies

•	Ability to contract with providers consistent with past practice

•	Ability to successfully implement the Company’s disease management and utilization management programs

•	Volatility in the securities markets and investment losses and defaults

•	General economic downturns, major disasters, and epidemics
This list is not exhaustive. Management believes the forward-looking statements in this release are reasonable. However, there is no assurance that the actions, events or results anticipated by the forward-looking statements will occur or, if any of them do, what impact they will have on the Company’s results of operations or financial condition. In view of these uncertainties, investors should not place undue reliance on any forward-looking statements, which are based on current expectations. In addition, forward-looking statements are based on information available the day they are made, and (other than as required by applicable law, including the securities laws of the United States) the Company does not intend to update or revise any of them in light of new information or future events.
Readers are advised to carefully review and consider the various disclosures in the Company’s SEC reports.
-FINANCIAL TABLES ATTACHED-
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Condensed Consolidated Balance Sheets
(Dollar amounts in thousands, except per share data)

	Unaudited
	June 30,	December 31,
	2010	2009
Assets
Investments	$1,126,308	$1,049,309
Cash and cash equivalents	34,303	40,376
Premium and other receivables, net	335,121	272,932
Deferred policy acquisition costs and value of business acquired	140,456	139,917
Property and equipment, net	73,693	68,803
Other assets	60,693	77,367

Total assets	$1,770,574	$1,648,704

Liabilities and Stockholders’ Equity

Policy liabilities and accruals	$783,406	$738,970
Accounts payable and accrued liabilities	205,490	204,295
Short-term borrowings	17,695	—
Long-term borrowings	166,847	167,667

Total liabilities	1,173,438	1,110,932

Stockholders’ equity:
Common stock	29,153	29,153
Other stockholders equity	567,983	508,619

Total stockholders’ equity	597,136	537,772

Total liabilities and stockholders’ equity	$1,770,574	$1,648,704

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Condensed Consolidated Statements of Earnings
(Dollar amounts in thousands, except per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	Unaudited	Historical	Unaudited	Historical
	2010	2009	2010	2009
Revenues:
Premiums earned, net	$502,761	$463,072	$996,938	$914,509
Administrative service fees	12,166	11,319	24,664	20,185
Net investment income	12,671	13,360	25,094	25,901

Total operating revenues	527,598	487,751	1,046,696	960,595

Net realized investment losses:
Total other-than-temporary impairment losses on securities	(761)	(3,052)	(2,616)	(5,713)
Net realized gains, excluding other-than-temporary impairment losses on securities	2,194	1,427	2,670	2,361

Total net realized investment gains (losses)	1,433	(1,625)	54	(3,352)

Net unrealized investment (loss) gain on trading securities	(6,010)	5,652	(3,980)	3,176
Other (expense) income, net	(324)	704	(172)	325

Total revenues	522,697	492,482	1,042,598	960,744

Benefits and expenses:
Claims incurred	424,838	395,271	850,666	788,756
Operating expenses	76,720	68,603	153,591	136,855

Total operating costs	501,558	463,874	1,004,257	925,611

Interest expense	3,372	3,357	6,600	6,621

Total benefits and expenses	504,930	467,231	1,010,857	932,232

Income before taxes	17,767	25,251	31,741	28,512

Income tax expense	2,710	6,591	5,492	5,920

Net income	$15,057	$18,660	$26,249	$22,592

Basic net income per share	$0.52	$0.64	$0.90	$0.76

Diluted earnings per share	$0.51	$0.63	$0.90	$0.76
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Condensed Consolidated Statements of Cash Flows
(Dollar amounts in thousands, except per share data)

	For the Six Months Ended
	June 30,
	Unaudited	Historical
	2010	2009
Net cash provided by operating activities	$31,594	$49,128

Cash flows from investing activities:
Proceeds from investments sold or matured:
Securities available for sale:
Fixed maturities sold	43,443	114,876
Fixed maturities matured/called	58,312	123,995
Equity securities	14,685	1,629
Securities held to maturity:
Fixed maturities matured/called	1,276	2,915
Acquisition of investments:
Securities available for sale:
Fixed maturities	(143,742)	(250,641)
Equity securities	(17,285)	(2,286)
Fixed maturity securities held to maturity	(250)	—
Net outflows for policy loans	(114)	(70)
Net capital expenditures	(10,197)	(8,876)

Net cash used in investing activities	(53,872)	(18,458)

Cash flows from financing activities:
Change in outstanding checks in excess of bank balances	(2,483)	(10,143)
Change in short-term borrowings	17,695	—
Repayments of long-term borrowings	(820)	(820)
Repurchase and retirement of common stock	—	(22,034)
Proceeds from policyholder deposits	5,772	2,547
Surrenders of policyholder deposits	(3,959)	(3,616)

Net cash provided by (used in) financing activities	16,205	(34,066)

Net decrease in cash and cash equivalents	(6,073)	(3,396)

Cash and cash equivalents, beginning of period	40,376	46,095

Cash and cash equivalents, end of period	$34,303	$42,699

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